Exhibit 10.1

March 21, 2025

David King

(via email)

Dear David:

On behalf of Primoris Services Corporation, referred to as the "Company”, I am pleased to offer you the position of Interim President & Chief Executive Officer, effective as of March 21, 2025 (the “Start Date”), while we search for a permanent President & CEO. The intention of this letter is to outline the terms and conditions of the role.

1.	Position: Interim President & Chief Executive Officer (CEO), in addition to the Company’s Chairman of the Board

2.	Base Salary: The annualized gross base salary rate for this role is $950,000 USD (the “Base Salary”). You will be paid the Base Salary weekly in U.S. dollars from a U.S. payroll, and such payments will be subject to all applicable taxes and withholdings.

3.	Reporting To: The Primoris Board of Directors

4.	Location: Dallas, Texas

5.	Paid Time Off: Per the Company Policy. Paid Time Off (PTO) will accrue on a weekly basis at the rate of six (6) weeks per year, prorated from your Start Date.

6.	Holidays: Per the Company Policy. Currently, the Company observes ten (10) paid holidays per calendar year. These holidays will be announced in advance.

7.	Community Service: The Company allows employees to take one (1) paid calendar day (at a maximum of eight (8) hours) off each year to participate in an approved community service event.

8.	Group Insurance: As an employee of Primoris Services Corporation, you will be eligible to enroll in a comprehensive benefit package which includes medical, dental, vision, group term life and disability, as well as several worksite benefits like hospital indemnity, accident, and critical illness. Eligibility for these benefits begins on the Start Date. Details of the coverage will be provided to you under separate cover. Group insurance plans may change from time to time in accordance with Company policy.

9.	Retirement Plan: As an employee of Primoris Services Corporation, you will be eligible to enroll in a designated 401(k) Plan whereby you may contribute up to 100% of your base pay, or the maximum IRS allowed contribution level. Primoris Services Corporation participates in this plan by making a match contribution equal to 100% of the first 3% you contribute, and 50% of the next 2% you contribute. You are eligible to participate in this plan immediately following your commencement of employment with no vesting period for the employer matching contribution. Details of the Plan will be provided to you under separate cover. The retirement plan may change from time to time in accordance with Company policy.

10.	Employment Status: As an exempt employee you will not receive overtime pay. Although it is anticipated that your employment will continue during the Company’s search for a permanent President & CEO, it may end for any reason at any earlier time, with or without cause or notice, as employment with the Company is at-will. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

11.	Discretionary Bonus: For the period you serve as Interim President & CEO, you shall be eligible to receive a discretionary bonus based on financial, operational, strategic and succession planning/role transition considerations to be established by the Board of Directors, with a target bonus amount of up to One Hundred and Twenty Percent (120%) of the Base Salary paid to you during the period you serve as Interim President & CEO. Any discretionary bonus shall be paid in a single-lump sum, at the same time as bonuses are paid to executives generally and in all events by March 15, 2026.

12.	Equity Award: You shall be eligible to receive equity in the form of restricted stock units (“RSUs”) under the Primoris Services Corporation 2023 Equity Incentive Plan (or any successor equity plan, the “Equity Plan”) and in accordance with the terms and conditions of both the Equity Plan and the applicable award agreement thereunder. For 2025, you shall be eligible to receive an RSU award with a value of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) that will vest based on your continued service to the Company as Interim President & CEO, Executive Chairman, or another member of the Board of Directors of the Company [through the first anniversary of the date of grant].

13.	Personal Plane Usage: Personal use of the Company plane is to be approved by the Lead Independent Director of the Board.

Please indicate your acceptance of these terms by signing and returning this letter to Rhonda Anderson, CHRO.

Should you have any questions, please feel free to call me. We are looking forward to working with you in this role.

Best regards,

Rhonda Anderson

Rhonda Anderson

CHRO

Primoris Services Corporation

My signature below indicates my acceptance of the above terms. I am not relying on any representations other than those set forth above.

Signature: ________________________ Date: ________________

David King